Exhibit 99.1

United Components, Inc. (“UCI”)

Condensed Balance Sheets
(in thousands)

	UCI	Predecessor
	Consolidated	Combined
	December 31,	December 31,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$46,130	$28,354
Accounts receivable, net	230,345	211,551
Inventories	168,797	213,950
Deferred tax	17,756	1,052
Other current assets	10,877	10,208

Total current assets	473,905	465,115
Property, plant and equipment, net	219,973	152,529
Due from parent	—	37,379
Goodwill	163,823	14,913
Other intangible assets, net	77,124	600
Deferred financing costs	10,146	—
Deferred tax	13,609	—
Pension and other assets	11,359	13,934

Total assets	$969,939	$684,470

Liabilities and shareholder’s equity
Current liabilities
Accounts payable	$74,652	$44,817
Notes payable	752	962
Current maturities of long-term debt	1,034	1,398
Accrued expenses and other current liabilities	66,729	44,382

Total current liabilities	143,167	91,559
Long-term debt, less current maturities	520,472	549
Pension and other post retirement liabilities	50,038	20,326
Deferred tax	—	3,761
Other liabilities	2,172	240
Shareholder’s equity	254,090	568,035

Total liabilities and shareholder’s equity	$969,939	$684,470

United Components, Inc.

Condensed Income Statements (Unaudited)
(in thousands)

	UCI	Predecessor
	Consolidated	Combined
	Three Months	Three Months
	ended	ended
	Dec. 31, 2003	Dec. 31, 2002
Net sales	$228,734	$221,027
Cost of sales	185,596	173,892

Gross profit	43,138	47,135

Operating expenses:
Selling and warehousing	14,747	14,324
General and administrative	9,873	7,846
Amortization of intangible assets	1,840	30

Operating income	16,678	24,935

Other income (expense):
Interest income	168	1,871
Interest expense	(12,217)	(559)
Management fee expense	(439)	(26)
Miscellaneous, net	(203)	(489)

Income before income taxes	3,987	25,732
Income tax expense	2,184	2,446

Net income	$1,803	$23,286

United Components, Inc.

Condensed Income Statements
(in thousands)

	Predecessor	UCI	UCI	Predecessor
	Combined	Consolidated	Total	Combined
	January 1, 2003	June 21, 2003	January 1, 2003	Twelve Months
	through	through	to	ended
	June 20, 2003	Dec. 31, 2003	Dec. 31, 2003	Dec. 31, 2002
Net sales	$452,467	$506,831	$959,298	$923,038
Cost of sales	378,211	433,345	811,556	715,705

Gross profit	74,256	73,486	147,742	207,333

Operating expenses:
Selling and warehousing	33,585	34,178	67,763	67,873
General and administrative	18,928	21,815	40,743	34,478
Amortization of intangible assets	60	3,176	3,236	720

Operating income	21,683	14,317	36,000	104,262

Other income (expense):
Interest income	1,712	254	1,966	5,173
Interest expense	(245)	(26,602)	(26,847)	(927)
Management fee expense	(18)	(1,000)	(1,018)	(79)
Miscellaneous, net	(408)	(12)	(420)	(387)

Income (loss) before income taxes	22,724	(13,043)	9,681	108,042
Income tax expense (benefit)	942	(4,288)	(3,346)	4,434

Net income (loss)	$21,782	$(8,755)	$13,027	$103,608

United Components, Inc.

Condensed Statements of Cash Flows
(in thousands)

	UCI	Predecessor	Predecessor
	Consolidated	Combined	Combined
	June 21, 2003	January 1, 2003	Twelve Months
	through	through	ended
	Dec. 31, 2003	June 20, 2003	Dec.31, 2002
Cash flows from operating activities:
Net income (loss)	$(8,755)	$21,782	$103,608
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	21,148	12,928	27,798
Amortization of other intangibles	3,176	60	720
Amortization and write off of deferred financing fees and debt issuance costs	5,444	—	—
(Gain) loss on sale of assets, net	0	242	206
Changes in operating assets and liabilities
Accounts receivable	314	(18,146)	(28,399)
Inventories	55,461	18,806	(15,823)
Other current assets	(8,497)	(3,035)	(870)
Accounts payable	38,884	(9,425)	1,067
Accrued expenses and other current liabilities	6,202	(2,438)	6,332
Other assets	3,321	715	(1,657)
Other liabilities	(3,205)	2,404	688

Net cash provided by operating activities	113,493	23,893	93,670

Cash flows from investing activities:
Acquisition and related fees	(818,162)	—	(65)
Capital expenditures	(21,998)	(21,388)	(45,709)
Proceeds from sale of assets	2,252	215	654

Net cash (used) in investing activities	(837,908)	(21,173)	(45,120)

Cash flows from financing activities:
Issuance of debt	585,000	—	1,432
Financing fees and debt issuance costs	(21,582)	—	—
Stockholder’s equity contribution	261,384	—	—
Dividends and transfers to UIS, Inc., net	—	(28,033)	(42,444)
Payments of debt, net	(58,756)	(98)	—

Net cash (used in) provided by financing activities	766,046	(28,131)	(41,012)

Effect of exchange rate changes on cash	47	1,509	1,118

Net increase (decrease) in cash and cash equivalents	41,678	(23,902)	8,656
Cash and cash equivalents at beginning of period	4,452	28,354	19,698

Cash and cash equivalents at end of period	$46,130	$4,452	$28,354

United Components, Inc.

Notes to Condensed Financial Statements (Unaudited)

United Components, Inc. is a wholly owned subsidiary of UCI Acquisition Holdings, Inc. UCI Acquisition Holdings, Inc. and United Components, Inc. are corporations formed at the direction of The Carlyle Group (“Carlyle”). Affiliates of Carlyle own 99.3% of UCI Acquisition Holdings, Inc.’s common stock, and the remainder is owned by certain members of senior management

On June 20, 2003, United Components, Inc. (“UCI”) purchased from UIS, Inc. and UIS Industries, Inc. (together “UIS”), the vehicle parts business of UIS.

For periods after June 20, 2003, the accompanying consolidated condensed financial statements include the accounts of UCI and its subsidiaries. For periods prior to June 21, 2003, the accompanying combined condensed financial statements include the accounts of the vehicle parts businesses of UIS, which are collectively referred to in these financial statements as the “Predecessor Company” or “Predecessor.”

Acquisition Purchase Price and Funding—The acquisition purchase price was $808 million. In addition UCI assumed $2 million of debt and capital lease obligations. Fees and expenses associated with the acquisition (excluding financing fees) were approximately $18 million and are accounted for as additional purchase price. Financing for the acquisition was comprised of a $260 million equity contribution by Carlyle, proceeds from $585 million of debt, and an $8 million accrued liability, which was paid in January 2004. In addition to funding the purchase price, proceeds from the borrowings were also used to pay for approximately $40 million of acquisition-related transaction and financing fees.

Preliminary Allocation of Acquisition Purchase Price—The acquisition is accounted for under the purchase method of accounting, and accordingly, the results of operations of the acquired companies are included in the results of UCI beginning on June 21, 2003. The information included herein has been prepared based on a preliminary allocation of the acquisition purchase price, which was based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. The purchase price allocations are subject to change until all pertinent information regarding the acquisition and the assets and liabilities of the company are obtained and fully evaluated. Additional pertinent information that the company is in the process of obtaining includes, but is not limited to (i) the tax basis of certain assets and (ii) independent third-party appraisals of property, plant and equipment and intangible assets other than goodwill. Finalization of the allocation of the Acquisition purchase price could result in material changes to the balance sheet presented herein.

Change in Tax Filing Status—Prior to June 21, 2003 the subsidiaries comprising the Predecessor Company were treated as disregarded entities for U.S. tax purposes (Qualified Subchapter S subsidiaries, or Q subs). As Q subs of UIS, the subsidiaries were included in the U.S. Federal and certain state S corporation income tax returns of UIS. As such, the income taxes on the earnings of the Predecessor Company were paid by the sole shareholder of UIS pursuant to an election for Federal income tax purposes not to be taxed as a corporation. No tax sharing arrangement existed for the subsidiaries comprising the Company. Accordingly, no provision has been made in the accompanying combined condensed financial statements for Federal income taxes on the net earnings of these companies for the periods prior to June 21, 2003. A provision for certain state franchise and income taxes has been made.

The Q sub status and the S corporation status terminated immediately prior to the acquisition. UCI became a C corporation and is subject to both Federal and state income taxes and will begin to file a consolidated Federal income tax return. UCI’s effective tax rate increased accordingly.

If the Predecessor Company were a C corporation, pro forma income tax expense would have been $9.6 million for the fourth quarter of 2002, $8.5 million for the January 1 through June 20, 2003 period, and $40.3 million for the full year of 2002.

Reclassifications—Income statements have been reclassified to conform to the December 2003 presentation. The reclassifications primarily move sales driven allowances from selling expense to a reduction of sales and move certain costs previously included in general expenses to cost of sales. The net effect is a reduction of gross profit of approximately $3.4 million per quarter, with an equal and offsetting reduction in operating expenses. There is no effect on operating income or net income.